Exhibit (a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                PURE WORLD, INC.
                                       AT
                               $4.30 NET PER SHARE
                                       BY
                            NATUREX ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF
                                  NATUREX S.A.

-------------------------------------------------------------------------------
                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
        12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 15, 2005, UNLESS THE
                               OFFER IS EXTENDED.
-------------------------------------------------------------------------------

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 6, 2005 (the "Merger Agreement"), among Naturex S.A. ("Parent" or "Naturex"), Naturex Acquisition Corp. (the "Purchaser") and Pure World, Inc. (the "Company" or "Pure World"). The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of common stock, par value $0.01 per share, of the Company (the "Shares") which, together with Shares beneficially owned by Naturex, the Purchaser and their direct and indirect subsidiaries, represents at least a majority of the total issued and outstanding Shares on a fully diluted basis, including all Shares that may be issued by the Company pursuant to the exercise, conversion or exchange of options, warrants, convertible or exchangeable securities and similar rights to acquire Shares outstanding on the Expiration Date (the "Minimum Condition").

     The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15 - "Certain Conditions of the Offer." In connection with the Merger Agreement, Naturex and the Purchaser have entered into a Stockholder Agreement, dated as of June 6, 2005 (the "Stockholder Agreement"), with Mr. Paul
O. Koether, the Chairman of the Board and a principal stockholder of the Company, and certain other stockholders of the Company affiliated with Mr. Koether (collectively, the "Koether Stockholders"). Pursuant to the Stockholder Agreement, the Koether Stockholders have agreed, among other things, to tender their Shares to the Purchaser in the Offer. The Shares subject to the Stockholder Agreement represent approximately 37.4% of the Shares that, as of June 6, 2005, were issued and outstanding on a fully diluted basis. See Section 11 - "The Transaction Documents - The Stockholder Agreement."

     THE BOARD OF DIRECTORS OF THE COMPANY, WITH MR. KOETHER ABSTAINING, UNANIMOUSLY (I) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, (II) DULY AUTHORIZED AND APPROVED THE MERGER AGREEMENT AND THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND (III) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER AND, IF REQUIRED, APPROVE AND ADOPT THE MERGER AGREEMENT.

                               ------------------

                      The Dealer Manager for the Offer is:

                            GIULIANI CAPITAL ADVISORS

June 17, 2005

                                    IMPORTANT

     Any stockholder of the Company wishing to tender Shares pursuant to the Offer must (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to American Stock Transfer and Trust Company (the "Depositary") together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 - "Procedures for Accepting the Offer and Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the tender of Shares to the Purchaser. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares. Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 - "Procedures for Accepting the Offer and Tendering Shares."

     Questions and requests for assistance may be directed to Georgeson Shareholder Communications, Inc. (the "Information Agent") or Giuliani Capital Advisors LLC ("Giuliani" or the "Dealer Manager") at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND EACH STOCKHOLDER SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

                                TABLE OF CONTENTS

                                                                           Pages

SUMMARY TERM SHEET.............................................................1
INTRODUCTION...................................................................6
THE TENDER OFFER...............................................................8
   1.  TERMS OF THE OFFER......................................................8
   2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES...........................9
   3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES................10
   4.  WITHDRAWAL RIGHTS......................................................13
   5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES...........................14
   6.  PRICE RANGE OF SHARES; DIVIDENDS.......................................15
   7.  CERTAIN INFORMATION CONCERNING THE COMPANY.............................15
   8.  CERTAIN INFORMATION CONCERNING NATUREX AND THE PURCHASER...............17
   9.  SOURCE AND AMOUNT OF FUNDS.............................................18
   10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE
       COMPANY................................................................19
   11. THE TRANSACTION DOCUMENTS..............................................21
   12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY............................32
   13. CERTAIN EFFECTS OF THE OFFER...........................................34
   14. DIVIDENDS AND DISTRIBUTIONS............................................35
   15. CERTAIN CONDITIONS OF THE OFFER........................................35
   16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS............................36
   17. FEES AND EXPENSES......................................................38
   18. MISCELLANEOUS..........................................................38
SCHEDULE.....................................................................I-1

                               SUMMARY TERM SHEET

     Naturex Acquisition Corp., a wholly-owned subsidiary of Naturex S.A., is offering to purchase all of the outstanding shares of common stock of Pure World, Inc. for $4.30 per share, net to the seller in cash. The following are answers to some of the questions you, as a stockholder of Pure World, may have about the offer. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     We are Naturex Acquisition Corp., a Delaware corporation, formed for the purpose of making this tender offer. We are a wholly-owned subsidiary of Naturex S.A., a societe anonyme organized under the laws of the laws of the French Republic. See the "Introduction" section to this Offer to Purchase and Section 8
- "Certain Information Concerning Naturex and the Purchaser."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding shares of common stock of Pure World. See the "Introduction" to this Offer to Purchase and Section 1 - "Terms of the Offer."

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $4.30 per share, net to you in cash. If you are the record owner of your shares and you directly tender your shares to us pursuant to the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee or commission for doing so. You should consult your broker or nominee to determine whether any such charges will apply. See the "Introduction" to this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. Naturex, our parent company, will provide us with sufficient funds to purchase all shares validly tendered in the offer and to provide funding for our acquisition of the remaining shares in the merger with Pure World, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. We will need approximately $36.8 million to purchase all of the outstanding shares of common stock of Pure World pursuant to the offer. Naturex has available cash, borrowing capacity under its existing credit facilities and a commitment from Natexis Banques Populaires sufficient to purchase all of the outstanding shares of Pure World and to pay all of the related fees and expenses. The offer is not subject to any financing condition. See Section 9 - "Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE OFFER?

     No. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

o    the offer is being made for all outstanding shares solely for cash;

o we, through our parent company, Naturex, have sufficient funds available from cash, borrowing capacity under its existing credit facilities and a commitment from Natexis Banques Populaires to purchase all shares validly tendered in the offer;

o    the offer is not subject to any financing condition; and

o if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

See Section 9 - "Source and Amount of Funds."

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

     Subject to the terms and conditions of the offer, we will pay for all validly tendered and not withdrawn Shares promptly after the expiration date of the offer, subject to the satisfaction or waiver of the conditions to the offer, as set forth in Section 3 - "Procedures for Accepting the Offer and Tendering Shares." We will pay for your validly tendered and not withdrawn Shares by depositing the purchase price with American Stock Transfer & Trust Company, the depositary for the offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by American Stock Transfer & Trust Company of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3 - "Procedures for Accepting the Offer and Tendering Shares"), a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER?

     You will have until 12:00 midnight, New York City time, on Friday, July 15, 2005, to tender your shares in the offer, unless the offer is extended. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase. See Sections 1 - "Terms of the Offer" and 3 - "Procedures for Accepting the Offer and Tendering Shares."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Yes. The offer may be extended for varying lengths of time depending on the circumstances. We have agreed in the merger agreement that we may, without the consent of Pure World, (i) extend the offer, if at the scheduled expiration date of the offer any of the offer conditions, including the minimum condition, shall not have been satisfied or waived for one or more periods of not more than 15 business days until such time as such conditions are satisfied or waived, (ii) extend the offer for any period if required by any rule, regulation or interpretation of the Securities and Exchange Commission ("SEC") or the staff thereof applicable to the offer (provided that we keep Pure World reasonably informed of our contract with the SEC or the staff thereof with respect to the offer) or (iii) extend the offer after the acceptance of Shares thereunder in accordance with Rule 14d-11 of the Exchange Act (a "subsequent offering period") for a further period of not more than 20 business days to meet the objective that there be validly tendered and not withdrawn a number of shares of Pure World which would represent 90% of the outstanding shares of Pure World on a fully diluted basis.

     At Pure World's request, we will extend the offer after July 15, 2005 for one or more periods not to extend an aggregate of 20 business days if the offer conditions have not been satisfied at the scheduled expiration date.

     See Section 1 - "Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform American Stock Transfer and Trust Company, the depositary for the offer, of that extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1 - "Terms of the Offer."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

o We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered and not withdrawn before the expiration date of the offer, together with Shares beneficially owned by Naturex, Purchaser and their direct and indirect subsidiaries and affiliates, represents at least a majority of the total issued and outstanding Shares on a fully diluted basis, including all Shares that may be issued by the Company pursuant to options, warrants, convertible or exchangeable securities and similar rights to acquire Shares outstanding on the Expiration Date, represents at least a majority of the then issued and outstanding shares on a fully diluted basis. We call this condition the "minimum condition." See Section 11- "The Transaction Documents."

o We are not obligated to purchase any shares that are validly tendered if the board of directors of Pure World withdraws or modifies its recommendation of the offer, the merger agreement or the merger.

     The offer is also subject to a number of other important conditions. We can waive some of these conditions without the consent of Pure World. See Section 15
- "Certain Conditions of the Offer."

WHAT WILL HAPPEN TO MY OPTIONS IN THE OFFER?

     We are offering to purchase any shares that may be acquired pursuant to outstanding options of the Company in the offer. The Company will, as of the effective time of the merger, terminate the Company's 1991 and 1997 stock option plans and use reasonable efforts to terminate each stock option agreement granted otherwise than under such plans. In addition, the Company will use its reasonable efforts to cancel each outstanding stock option as of such date in exchange for a cash payment to you in an amount equal to the excess, if any, of the offer price over the exercise price of the option multiplied by the number of shares of common stock purchasable pursuant to the option (whether or not such option had been fully vested and exercised as of the date of the consummation of the offer), less any amounts that are required to be deducted and withheld under the Internal Revenue Code of 1986, as amended, or any provision of state or local tax law in connection with such payment.

HOW DO I TENDER MY SHARES?

     To tender your shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to the depositary for the offer, prior to the expiration of the tender offer. If your shares are held in street name (that is, through a broker, dealer or other nominee), they must be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may still participate in the offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq Small-Cap Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3 - "Procedures for Accepting the Offer and Tendering Shares."

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You may withdraw your previously tendered shares at any time before the expiration of the offer. This right to withdraw will not apply to shares tendered in any subsequent offering period, if one is provided. See Section 4 - "Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw previously tendered shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4 - "Withdrawal Rights."

WHAT DOES THE PURE WORLD BOARD OF DIRECTORS THINK OF THE OFFER?

     The Board of Directors of Pure World, with Mr. Paul O. Koether abstaining, unanimously (1) determined that the merger agreement and transactions contemplated in the merger agreement, including the offer and the merger, are fair to, and in the best interests of, Pure World and its stockholders, (2) duly authorized and approved the merger agreement and the merger and the transactions contemplated by the merger agreement, and (3) recommends that the stockholders of Pure World accept the offer and tender their shares to us pursuant to the offer and, if required, approve and adopt the merger agreement. Pure World has prepared a Solicitation/Recommendation on Schedule 14D-9 containing additional information regarding the determination and recommendation of the Board of Directors of Pure World, which is being sent to stockholders together with the offer to purchase and which we urge you to read. See "Introduction".

HAVE ANY STOCKHOLDERS PREVIOUSLY AGREED TO TENDER THEIR SHARES?

     Yes. Mr. Koether, the Chairman of the Board and a principal stockholder of the Company, and certain other stockholders affiliated with Mr. Koether, have agreed to tender the shares beneficially owned by them representing approximately 37.4% of Pure World's issued and outstanding shares pursuant to the offer on a fully diluted basis. See Section 11 - "The Transaction Documents."

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL PURE WORLD CONTINUE AS A PUBLIC COMPANY?

     No. Following the purchase of shares in the offer, we expect to consummate the merger. If the merger takes place, Pure World will no longer be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that Pure World's common stock will no longer be eligible to be listed on the Nasdaq Small-Cap Market or other securities exchanges. There may not be an active public trading market for Pure World's common stock, and Pure World may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 13 - "Certain Effects of the Offer."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE PURE WORLD SHARES ARE NOT TENDERED IN THE OFFER?

     Yes. If we accept for payment and pay for at least a majority of the shares of common stock of Pure World on a fully diluted basis, we will be merged with and into Pure World. We have agreed to vote for or enter into a written consent with respect to all shares we acquire in the offer to cause the approval of the merger. If that merger takes place, Naturex will indirectly own all of the shares of Pure World and all stockholders of Pure World (other than us, Naturex and stockholders properly exercising dissenters' rights) will receive $4.30 per share in cash, without interest (or any higher price per share that is paid in the offer). See the "Introduction" to this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If you decide not to tender your shares in the offer and the merger occurs, you will receive the same amount of cash per share that you would have received had you tendered your shares pursuant to the offer, without any interest being paid on such amount, subject to any dissenters' rights (that is, appraisal rights) properly exercised under Delaware law. Therefore, if the merger takes place and you do not exercise your right to dissent, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the offer. If you decide not to tender your shares in the offer and we purchase the tendered shares, but the merger does not occur, there may be so few remaining stockholders and publicly traded shares that Pure World's common stock will no longer be eligible for listing on the Nasdaq Small-Cap Market or other securities exchanges and there may not be an active public trading market for Pure World's common stock. Also, as described above, Pure World may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 13 - "Certain Effects of the Offer."

ARE APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER OR THE MERGER?

     Appraisal rights are not available in the offer. If the merger is consummated, and you do not vote in favor of, or consent to, the merger, you will have the right to demand appraisal of your shares under Section 262 of the Delaware General Corporation Law. Under Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of that fair value in cash. Any such judicial determination of the fair value of the shares of common stock of Pure World could be based upon factors other than, or in addition to, the price per share to be paid in the merger or the market value of the shares of Pure World's common stock. The value so determined could be more or less than the price per share to be paid in the merger. See Section 12 - "Purpose of the Offer; Plans for the Company."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On June 3, 2005, the last trading day before we announced the tender offer, the last sale price of Pure World's common stock reported on the Nasdaq Small-Cap Market was $2.03 per share. On June 16, 2005, the last trading day before we commenced the offer, the last sale price of Pure World's common stock reported on the Nasdaq Small-Cap Market was $4.25. We encourage you to obtain a recent quotation for shares of Pure World's common stock in deciding whether to tender your shares. See Section 6 - "Price Range of Shares; Dividends."

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES IN THE OFFER OR IN THE MERGER?

     The sale or exchange of shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign tax purposes as well. In general, a stockholder who sells shares pursuant to the offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold or exchanged. See Section 5 - "Certain U.S. Federal Income Tax Consequences."

WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You may call Georgeson Shareholder Communications, Inc. collect at (212) 440-9800 or toll-free at (866) 357-4028. Georgeson Shareholder Communications, Inc. is acting as the information agent and Giuliani Capital Advisors is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of
Common Stock of Pure World, Inc.:

                                  INTRODUCTION

     Naturex Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Naturex S.A., a societe anonyme organized under the laws of the French Republic ("Parent" or "Naturex"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Pure World, Inc., a Delaware corporation (the "Company" or "Pure World"), at a price of $4.30 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     We were formed by Naturex for the purpose of making this Offer. Naturex manufactures and sells 100% natural ingredients for the food, flavor and nutraceutical industries. Naturex is a preferred provider to the food, flavor and nutraceutical industries and has experienced rapid, regular growth since its establishment in 1992. Naturex is based in Avignon, France and is an international company with nearly 90% of its sales coming from 30 countries outside France. Currently, more than 50% of Naturex's sales are derived from the United States market. It has facilities in France, Morocco and the United States and a representative office in Singapore.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 6, 2005 (the "Merger Agreement"), among Naturex, the Purchaser and the Company. The Merger Agreement provides, among other things, that, after the consummation of the Offer and subject to certain conditions, the Purchaser will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"), wholly-owned by Naturex. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock, or owned by the Purchaser, Naturex or any direct or indirect subsidiary of Naturex or the Purchaser, all of which will be cancelled and retired and shall cease to exist, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the Delaware General Corporation Law (the "DGCL")), will be converted into the right to receive $4.30 per Share in cash, without interest (the "Merger Consideration").

     Consummation of the Merger is subject to a number of conditions, including approval by Pure World's stockholders and the purchase of shares pursuant to this Offer. If we acquire at least 90% of the outstanding Shares, we will be able to, and we intend to, effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the DGCL, without prior notice to, or any action by, any other stockholder of Pure World. If we acquire at least a majority of the outstanding Shares, we will have sufficient voting power to effect the Merger without the affirmative vote of any other stockholders of Pure World.

     In connection with the execution of the Merger Agreement and as an inducement to enter into the Merger Agreement, Naturex and the Purchaser entered into a Stockholder Agreement, dated as of June 6, 2005 (the "Stockholder Agreement"), with Mr. Paul O. Koether, the Chairman of the Board and a principal stockholder of the Company, and certain other stockholders of Pure World affiliated with Mr. Koether (collectively, the "Koether Stockholders"). Approximately 37.4% of the issued and outstanding Shares on a fully diluted basis are subject to the Stockholder Agreement. Pursuant to the Stockholder Agreement, the Koether Stockholders have agreed, among other things and upon the terms and conditions set forth therein: to validly tender their Shares to the Purchaser in the Offer and to vote such Shares in the manner specified in the Stockholder Agreement with respect to certain matters.

     The Merger Agreement and the Stockholder Agreement are more fully described in Section 11- "The Transaction Documents."

     A stockholder who is the record owner of his Shares and who tenders directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any such fees or commissions. Naturex or the Purchaser will pay all charges and expenses of Giuliani Capital Advisors LLC as dealer manager ("Giuliani" or the "Dealer Manager"), American Stock Transfer and Trust Company, as depositary (the "Depositary"), and Georgeson Shareholder Communications, Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 17- "Fees and Expenses."

     THE BOARD OF DIRECTORS OF THE COMPANY, WITH MR. KOETHER ABSTAINING, UNANIMOUSLY (I) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, (II) DULY AUTHORIZED AND APPROVED THE MERGER AGREEMENT AND THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND (III) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER AND, IF REQUIRED, APPROVE AND ADOPT THE MERGER AGREEMENT.

     Adams Harkness, Inc. ("Adams Harkness"), the Company's financial advisor, delivered to the Board of Directors of the Company (the "Company Board") its written opinion, dated June 3, 2005, to the effect that, as of such date and based upon and subject to the assumptions and limitations stated in such opinion, the consideration to be received by holders of Shares pursuant to the Offer and the Merger was fair from a financial point of view to such stockholders. The full text of Adams Harkness' written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to the Schedule 14D-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to stockholders with this Offer to Purchase. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with Shares beneficially owned by Naturex, the Purchaser and their direct and indirect subsidiaries, represents at least a majority of the total issued and outstanding shares on a fully diluted basis (the "Minimum Condition"). The Offer is also subject to other conditions set forth in this Offer to Purchase.

     For purposes of the Offer, on a "fully diluted basis" means, as of any date, the number of outstanding shares taking into account all issued and outstanding Shares and the number of shares that would be outstanding assuming the exercise, conversion or exchange of all options, warrants, cancelable or exchangeable securities and similar rights to acquire shares and the issuance of all Shares that Pure World is obligated to issue thereunder. The Company has advised Naturex that, on June 6, 2005, 8,077,018 Shares were issued and outstanding and 988,950 Shares were subject to stock option grants. 107,250 such options are at exercise prices in excess of the Offer Price. None of Naturex, the Purchaser or any person listed on Schedule I hereto beneficially owns any Shares. The Koether Stockholders have agreed in the Stockholder Agreement to tender their Shares to the Purchaser in the Offer. The Shares subject to the Stockholder Agreement represent approximately 37.4% of the issued and outstanding Shares on a fully diluted basis as of June 6, 2005.

     The Merger Agreement provides that upon the purchase of Shares pursuant to the Offer and from time to time thereafter, the Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Pure World Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and Pure World shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected or appointed as directors of Pure World, including increasing the size of the Pure World Board or securing the resignations of incumbent directors, or both.

     The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. See Section 11 - "The Transaction Documents."

     The information concerning Pure World contained in this document has been provided by Pure World or has been taken from publicly available documents and records on file with the SEC and other public sources. We do not assume any responsibility for the accuracy or completeness of the information concerning Pure World contained in this document, or in any other document or record, or for any failure by Pure World to disclose events which may have occurred or may affect the significance or accuracy of any of that information but which are unknown to us.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF STOCKHOLDERS OF PURE WORLD. ANY SUCH SOLICITATION WILL BE MADE

ONLY PURSUANT TO SEPARATE PROXY MATERIALS PURSUANT TO THE REQUIREMENTS OF THE EXCHANGE ACT.

     This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer. This Offer to Purchase contains forward-looking statements that involve risks and uncertainties, including the risks associated with satisfying the various conditions to the Offer. Certain of these factors, as well as additional risks and uncertainties, are detailed in the Company's periodic filings with the SEC. See Section 7 - "Certain Information Concerning the Company."

                                THE TENDER OFFER

1.   TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4- "Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, July 15, 2005, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires.

     The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15- "Certain Conditions of the Offer." Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to accept for payment and pay for Shares pursuant to the Offer.

     The Purchaser has agreed that, without the prior written consent of the Company, it will not make any change to the Offer that (i) decreases the Per Share Amount or changes the form of consideration payable in the Offer, (ii) reduces the number of Shares subject to the Offer, (iii) imposes conditions to the Offer in addition to the Offer Conditions or (iv) changes the Offer in a manner adverse to the holders of the Shares.

     On the date of this Offer to Purchase, we do not beneficially own any Shares, except that we may be deemed to beneficially own the Shares (representing approximately 37.4% of the Shares on a fully diluted basis) to be tendered by Koether Stockholders pursuant to the Stockholder Agreement. See "The Transaction Documents - The Stockholder Agreement." The Company has advised us that there were 9,065,968 Shares on a fully diluted basis as of June 6, 2005.

     The Purchaser may, without the consent of the Company, extend the Offer for one or more periods of not more than 15 business days each beyond the initial Expiration Date if, at any scheduled expiration of the Offer, any of the conditions to the Offer are not satisfied or waived. The Purchaser also may extend the Offer for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Offer (provided that the Purchaser shall keep Pure World reasonably informed of the Purchaser's or Naturex's contact with the SEC or the staff thereof with respect to the Offer).

     At Pure World's request, the Purchaser will extend the Offer after the initial Expiration Period for one or more periods not to exceed an aggregate of twenty business days if the conditions to the Offer have not been satisfied at the initial Expiration Date.

     Rule 14d-11 provides that the Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the initial offer period of at least 20 business days has expired, (ii) the Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration Date, (iii) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares tendered and accepted in the Offer, not later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (iv) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

     The Merger Agreement provides that if the Purchaser accepts Shares in the Offer, and if the number of Shares that have been validly tendered and not withdrawn, together with the Shares beneficially owned by Naturex, the Purchaser and their direct and indirect subsidiaries, is less than 90% of the Shares then issued and outstanding on a fully diluted basis, the Purchaser may elect, without the consent of Pure World, to provide a Subsequent Offering Period for a further period of not more than 20 business days beyond the latest Expiration Date. If the Purchaser elects to provide a Subsequent Offering Period, it will provide an announcement to that effect by issuing a press release to a national news service on the next business day after the previously scheduled Expiration Date. We will pay the same consideration to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if we include one.

     Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser expressly reserves the right, at any time before the Expiration Date, to extend, terminate or amend the Offer if any of the conditions set forth in Section 15- "Certain Conditions of the Offer" have not been satisfied

     The rights reserved by the Purchaser by the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15- "Certain Conditions of the Offer." Any extension, delay, termination, waiver or amendment will be followed promptly by a public announcement. Such announcement, in the case of an extension, will be made not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the change. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if a material change is made with respect to information that approaches the significance of price and the percentage of Shares sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will also be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) we will accept for payment and pay for all Shares that are validly tendered on or prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as we are permitted to do so under applicable law, subject to the satisfaction or waiver of all the conditions to the Offer set forth in
Section 15- "Certain Conditions of the Offer." Subject to the terms of the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay acceptance for payment of Shares in order to comply in whole or in part with any applicable law. See Section 16- "Certain Legal Matters; Regulatory Approvals." If the Purchaser decides to include a Subsequent Offering Period, the Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during such Subsequent Offering Period. See Section 1 - "Terms of the Offer."

     In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 - "Procedures for Accepting the Offer and Tendering Shares,"
(ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer (including during any Subsequent Offering Period), the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 - "Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 - "Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

     Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment. If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

3.   PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     VALID TENDERS. In order for a stockholder validly to tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (or, with respect to any Subsequent Offering Period, if one is provided, prior to the expiration thereof), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

     SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq Small-Cap Market trading days after the date of execution of such Notice of Guaranteed Delivery. As used herein "trading days" means any day on which the Nasdaq Small-Cap Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

     Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, RECEIPT OF A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of Naturex, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     APPOINTMENT/GRANT OF PROXY. By executing and delivering the Letter of Transmittal and tendering certificates or completing the procedure for book-entry transfer, as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

     BACKUP WITHHOLDING. Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. To avoid backup withholding, unless an exemption applies, a stockholder who is a U.S. person (as defined for U.S. federal income tax purposes) must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and any payment made to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer who are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 8 of the Letter of Transmittal.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a stockholder may be refunded or credited against such stockholder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

4.   WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 16, 2005.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 - "Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 - "Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date or during any Subsequent Offering Period, if any.

     No withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1
- "Terms of the Offer." ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY THE PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF NATUREX, THE PURCHASER, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

5.   CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain U.S. federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This discussion is for general information purposes only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to stockholders of the Company who hold their Shares as capital assets within the meaning of Section 1221 of the Code. The discussion does not address all of the tax consequences that may be relevant to stockholders of the Company who hold their Shares pursuant to the exercise of employee stock options or otherwise as compensation or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) that are subject to special treatment under federal income tax laws. In addition, this discussion does not discuss the U.S. federal income tax consequences to any stockholder of the Company that, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

     The sale or exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local and foreign income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold or exchanged. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of Shares that have been held for more than one year (long-term) generally will be eligible for reduced rates of taxation. In the case of Shares that have been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

     A stockholder whose Shares are sold or exchanged pursuant to the Offer or the Merger may be subject to backup withholding unless certain information and certifications are provided to the Depositary or an exemption applies.

     If you tender Shares, you may be subject to 28% backup withholding unless you provide your taxpayer identification number, or TIN, and certify that the TIN is correct or properly certify that you are awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. If you do not furnish a required TIN, you may be subject to a penalty imposed by the Internal Revenue Code. See Section 3 - "Procedures for Accepting the Offer and Tendering Shares."

     If backup withholding applies to you, the Depositary is required to withhold 28% from amounts otherwise payable to you. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, you can obtain a refund by filing a U.S. federal income tax return.

6. PRICE RANGE OF SHARES; DIVIDENDS.

         The Shares trade in the Nasdaq Small-Cap Market (the "NSCM") under the symbol "PURW." The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on the NSCM based on published financial sources.

                                  COMMON STOCK

              CALENDAR YEAR                        HIGH          LOW
              -------------                        ----          ---
2003:
First Quarter................................     $ .72         $ .38
Second Quarter...............................      3.53           .59
Third Quarter................................      4.42          1.29
Fourth Quarter...............................      2.91          1.21

2004:
First Quarter................................      2.83          1.74
Second Quarter...............................      2.15          1.72
Third Quarter................................      2.55          1.75
Fourth Quarter...............................      2.17          1.51

2005:
First Quarter................................      1.99          1.49
Second Quarter (through June 16).............      4.30          1.59



     On June 3, 2005, the last trading day before we announced the tender offer, the last sale price of Pure World's common stock reported on the Nasdaq Small-Cap Market was $2.03 per share. On June 16, 2005, the last trading day before we commenced the tender offer, the last sale price of Pure World's common stock reported on the Nasdaq Small-Cap Market was $4.25. The Company has not paid a dividend in cash on the Shares since inception and the setting aside for payment or paying any dividend on the Shares is prohibited by the Merger Agreement.

STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.   CERTAIN INFORMATION CONCERNING THE COMPANY.

     GENERAL. The Company is a Delaware corporation with its principal offices located at 376 Main Street, Bedminster, New Jersey 07921. The telephone number for the Company there is (908) 234-9220. According to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, the Company, through its wholly-owned subsidiary, Pure World Botanicals, Inc., develops, manufactures and sells natural ingredients that principally are derived from plant materials (referred to also as botanicals or herbs) using its proprietary extraction, purification and granulation technologies.

     AVAILABLE INFORMATION. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov).

     The information concerning the Company contained in this Offer to Purchase, including, without limitation, financial information and the recommendation of the Company Board, has been furnished by the Company or its representatives or taken from or based upon publicly available reports on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to such publicly available information (which may be obtained and inspected as described herein) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we have no knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, we take no responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

     SUMMARY FINANCIAL INFORMATION. Set forth below is certain summary financial information for the Company and its consolidated subsidiaries for the last two fiscal years excerpted from the Company's Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2004 and December 31, 2003 and the summary financial information for the Company and its consolidated subsidiaries for the three months ended March 31, 2005 excerpted from the Company's Quarterly Report on Form 10-QSB. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

                                 THREE MONTHS
                                     ENDED             FISCAL YEAR ENDED
                                   MARCH 31,              DECEMBER 31,
                                     2005             2004           2003
                                ----------------- ------------- ---------------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Total revenue................        $  7,734          $ 37,082      $  21,890
Total expenses...............           7,008            36,331         22,114
Net income...................             701               635           (245)
Earnings per share:
     Basic...................             .09               .08           (.03)
     Diluted.................             .09               .08           (.03)

                                                      AS OF
BALANCE SHEET DATA               MARCH 31, 2005    DECEMBER 31,   DECEMBER 31,
                                                       2004           2003
                                ----------------- ------------- ---------------
Total assets.................          23,051            23,951         22,572
Total current liabilities....           4,262             5,746          4,943
Total stockholder's equity...          17,342            16,650         15,674


     CERTAIN PROJECTIONS PROVIDED BY THE COMPANY. The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with Naturex's review of the transactions, the Company provided Naturex with certain projected financial information concerning the Company. The Company has advised Naturex and the Purchaser that the Company does not routinely prepare internal financial forecasts and that the projections are subjective in many respects and thus susceptible to multiple interpretations based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Naturex and the Purchaser), all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters. Such assumptions regarding future events are difficult to predict, and many are beyond the Company's control. Projections are inherently unreliable. Accordingly, there can be no assurance that the assumptions made by the Company in preparing the projections will prove accurate or that the Company will achieve projected results . It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Naturex, the Purchaser, the Company or their respective affiliates or representatives consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. These projections are being provided only because Naturex and the Purchaser requested such projections in connection with their discussions regarding the Offer and the Merger. None of Naturex, the Purchaser, the Company or any of their respective affiliates or representatives makes any representation to any person regarding the projections, and none of them has or intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

     The projections provided to Naturex by the Company included, among other things, the following projections for the fiscal years indicated of the Company's total gross revenues, profit before taxes, and earnings before interest and income taxes on a pro forma consolidated basis, but do not take into account any future acquisitions:

                                                             PROJECTED
                                                  ------------------------------
                                                           (IN THOUSANDS)
                                                      FY 2005        FY 2006
                                                  --------------- --------------
Total Sales........................................  $38,705         $40,776
Income before Taxes................................    1,749           2,140
Earnings before Interest, Income
Taxes, Depreciation and Amortization...............    3,682           4,172

     These projections should be read together with the financial statements of the Company that can be obtained from the SEC as described above.

     It is the understanding of Naturex and the Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined, compiled or performed any procedures with respect to the projections presented herein, nor have they expressed any opinion or any other form of assurance of such information or its achievability, and accordingly assume no responsibility for them.

     Except for these projections and as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Neither Naturex nor the Purchaser (i) has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue or (ii) takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

8.   CERTAIN INFORMATION CONCERNING NATUREX AND THE PURCHASER.

     GENERAL. Naturex is a societe anonyme organized under the laws of the French Republic with its principal office located at Site D'Agroparc Montfavet, B.P. 1218, F-84911 Avignon Cedex, France. The telephone number of Naturex there is 334.9023.9689. Naturex manufactures and sells 100% natural ingredients for the food, flavor and nutraceutical industries.

     The Purchaser is a Delaware corporation with its principal offices located at c/o Site D'Agroparc Montfavet, B.P. 1218, F-84911 Avignon Cedex, France. The telephone number of Purchaser is 334.9023.9689. The Purchaser is a wholly-owned subsidiary of Naturex. The Purchaser was formed for the purpose of making a tender offer for all of the common stock of the Company and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

     The name, citizenship, business address, present principal occupation or employment and past material occupation, positions, offices or employment for each director and executive officer of Naturex and the Purchaser for at least the last five years and certain other information are set forth in Schedule I hereto.

     Except as described in this Offer to Purchase, the Stockholder Agreement and in Schedule I hereto, (i) none of Naturex, the Purchaser or, to the best knowledge of Naturex and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Naturex or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Naturex, the Purchaser or, to the best knowledge of Naturex and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. As of the date of this Offer to Purchase, under the terms of the Stockholder Agreement Naturex may be deemed to beneficially own 3,392,943 Shares (representing approximately 37.4% of the Shares on a fully diluted basis giving effect to such beneficial ownership) which are beneficially owned by the Stockholders and subject to tender to the Purchaser under the terms of the Stockholder Agreement. For discussion, see
Section 11 - "The Transaction Documents - The Stockholder Agreement."

     Except as provided in the Merger Agreement, the Stockholder Agreement or as otherwise described in this Offer to Purchase, none of Naturex, the Purchaser or, to the best knowledge of Naturex and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, none of Naturex, the Purchaser or, to the best knowledge of Naturex and the Purchaser, any of the persons listed on Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Naturex or any of its subsidiaries or, to the best knowledge of Naturex, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     AVAILABLE INFORMATION. Pursuant to Rule 14d-3 under the Exchange Act, Naturex and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Naturex is otherwise not subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is not required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Schedule TO and the exhibits thereto, and proxy statements and other information relating to this Offer, can be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained from the SEC by telephoning 1-800-SEC-0330. Naturex filings relating solely to this Offer are available to the public on the SEC's Internet site (http://www.sec.gov) under the filings of Pure World.

9.   SOURCE AND AMOUNT OF FUNDS.

     Naturex and the Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer will be approximately $36.8 million plus related transaction fees and expenses. The Purchaser will acquire all such funds from Naturex, which currently intends to use cash on hand, borrowings pursuant to two existing credit facilities and borrowings pursuant to a commitment from Natexis Banques Populaires ("Natexis") to purchase the Shares and to pay the related transaction fees and expenses.

     Under the terms of Naturex's Credit Facilities, dated September 19, 2003 and December 20, 2004 ("Existing Facilities"), in the amounts of 1,000,000 Euros and 500,000 Euros, respectively, Natexis has committed to make loans to Naturex in the aggregate amount of up to 1,500,000 Euros. As of June 14, 2005, approximately 1,300,000 Euros remain available for borrowing under these facilities. The commitments under the Existing Facilities, and all borrowings under such facilities, mature on October 31, 2008 and December 31, 2009, respectively. Loans under the Existing Facilities bear interest at the Euribor rate plus 0.80% per annum. The credit agreements for the Existing Facilities contain customary representations, warranties, affirmative and negative covenants, defaults and acceleration provisions. The summary of Naturex's

Existing Facilities is qualified in its entirety by reference to the Existing Facilities, copies of which are filed as exhibits to the Schedule TO.

     Naturex has also received a commitment from Natexis, on behalf of itself and as agent for a pool of unspecified banks, to provide two credit facilities ("New Facilities"), one in the amount of up to 7.5 million Euros and the second in the amount of up to $US22.5 million which will be available on a revolving credit basis. The commitment was made pursuant to a letter dated June 2, 2005 from Natexis to Naturex and is subject to execution and delivery of a loan agreement and the acquisition of Pure World by the Purchaser. Terms of the New Facilities have not yet been finalized. The summary of the letter setting forth the commitment is qualified in its entirety by reference to the letter, a copy of which is filed as an exhibit to the Schedule TO.

10.  BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

     In order to achieve its overall strategy of expanding its core businesses and to reinforce its position in specific niche markets, Naturex has desired to make appropriate acquisitions, particularly in Europe or in the United States. Naturex considered the Company to be an attractive acquisition candidate to achieve this objective.

     In October 2003, Canec International Ltd. ("Canec International"), a financial advisor to Naturex, contacted Paul O. Koether, the Chairman of the Board of the Company. At that time, the Canec International representative advised Mr. Koether of Naturex's interest in acquiring the Company and requested a meeting between Mr. Koether and Jacques Dikansky, the Chief Executive Officer of Naturex.

     Mr. Koether requested that Naturex provide an indicative price range at which it would propose to acquire the Company before he would agree to such a meeting. Naturex indicated a preliminary valuation of $10 million to $12 million for all of the Company's shares. Mr. Koether advised Canec International that he considered the proposed price range to be inadequate and Naturex's justification of that price to be without merit. As a result, no meeting took place.

     In January 2004, Adams, Harkness & Hill ("Adams Harkness"), the Company's financial advisor, called Canec International to advise that the Board of Directors of the Company had authorized Adams Harkness to seek strategic alternatives for the Company and inquired whether Naturex would have any interest in participating in such a process.

     On January 30, 2004, Naturex signed a confidentiality agreement with the Company in order to receive a descriptive memorandum regarding the Company prepared by Adams Harkness.

     In February 2004, Adams Harkness advised Canec International that the Company preferred to pursue discussions with other parties that possessed greater ability to finance a transaction with the Company.

     On June 3, 2004, the Company publicly announced that its engagement of Adams Harkness had expired and that the Company was discontinuing efforts to explore strategic options.

     In January 2005, Naturex received approximately 10,660,000 euros (EUR) of cash proceeds from an equity offering, which Naturex management believed would greatly enhance its ability to complete strategic acquisitions.

     In February 2005, Adams Harkness telephoned Mr. Dikansky to inquire whether Naturex continued to be interested in acquiring the Company and to learn more about Naturex's increased financial resources.

     On February 16, 2005, Naturex signed a new confidentiality agreement with the Company, and Adams Harkness provided a descriptive memorandum regarding the Company. At this time, Naturex also engaged Giuliani Capital Advisors LLC ("Giuliani") to act as an additional financial advisor to Naturex in connection with the possible acquisition of the Company.

     In late February and early March 2005, Adams Harkness provided information regarding the Company's operations and assets to Canec International and Giuliani. In mid-March 2005, Adams Harkness held a conference call with representatives of Naturex to discuss the Company's financial statements, transaction structure and potential meeting dates.

     On March 21, 2005, Naturex sent a letter indicating its interest in acquiring the Company at a price in the range of $1.80 to $2.30 per share. Adams Harkness advised Giuliani that the Company required a bid of at least $2.50 per share for Naturex to be considered a potential buyer, and Giuliani advised Adams Harkness that Naturex might consider such a price. Following Naturex's indication of interest, representatives of the Company and Naturex agreed to meet in mid-April 2005, primarily to discuss the Company's financial condition and prospects and other due diligence items.

     On April 15, 2005, Naturex confirmed its ability to finance its acquisition of the Company by delivering a letter from Societe Generale confirming its readiness to provide senior debt financing to Naturex for a transaction with respect to the Company.

     On the morning of April 21, 2005, Mr. Dikansky met with Mr. Koether. At that meeting, Mr. Koether advised Mr. Dikansky that at least one other party had expressed interest in acquiring the Company. Later the same day, Mr. Dikansky, Mr. Thierry Lambert, Naturex's Chief Financial Officer, and other representatives of Naturex met with representatives of the Company for a management presentation and plant tour, and to discuss a possible transaction.

     On April 27, 2005, confirming a telephone conversation between Mr. Dikansky and Mr. Koether on April 26, 2005, Naturex provided a written expression of interest in acquiring the Company at a price of $3.10 per share conditioned, among other things, on a period of exclusive negotiations. The indication of interest proposed structuring the transaction as a tender offer followed by a merger of a subsidiary of Naturex into the Company.

     On April 29, 2005, Adams Harkness advised Giuliani and Canec International to confirm the Company's willingness to proceed on the terms and schedule set forth in Naturex's expression of interest. The Company also indicated that it would be willing to consider entering into an agreement to negotiate with Naturex on an exclusive basis when Naturex provided an updated written financing commitment. The Company's counsel, Davies Ward Phillips and Vineberg LLP ("Davies Ward") also called Naturex's counsel, Thelen Reid & Priest LLP ("Thelen Reid") to discuss significant transaction points as well as proposed compensation and other arrangements for Mr. Koether and for Dr. Qun Yi Zheng, the Company's President and Chief Operating Officer.

     On May 6, 2005, Naturex provided a written commitment from Natexis Banques Populaires for EUR 6,000,000 and U.S. $18,000,000 for the purpose of financing Naturex's acquisition of the Company.

     The same day, Davies Ward provided a draft Merger Agreement to Thelen Reid.

     During this period, Naturex also began its due diligence investigation of the Company.

     On May 13, 2005, Adams Harkness advised Giuliani that the Company had received a competing proposal for a purchase price in excess of $3.10 per share.

     On May 16, 2005, Mr. Dikansky spoke with Mr. Koether and advised Mr. Koether that Naturex had substantially completed its due diligence review and was prepared to negotiate and sign a binding Merger Agreement by May 23, 2005.

     On May 18, 2005, Thelen Reid delivered comments on the draft Merger Agreement prepared by Davies.

     On May 19, 2005, Naturex delivered a letter to the Company offering to acquire the Company for $3.60 per share, conditioned upon the acceptance of the offer by 12:00 Noon Eastern Time on May 20, 2005, and the negotiation and execution of a binding Merger Agreement by 5:00 PM Eastern Time on May 23, 2005. Davies Ward also discussed with Thelen Reid certain principal points of difference concerning the comments made on the Merger Agreement.

     On May 20, 2005, Adams Harkness advised Giuliani that the Company had received a proposal from another bidder at a price higher than the price proposed by Naturex, and that the Company intended to allow that party two weeks to complete its due diligence investigation.

     Later the same day, Naturex submitted a letter proposing to acquiring the Company at a price of $3.80 per share, conditioned upon completion of the negotiation of a definitive Merger Agreement and all related documents by 5:00

PM on May 23, 2005. In that letter, Naturex indicated that if its offer was not accepted, it would not pursue its efforts to acquire the Company further.

     The Company did not respond to Naturex's letter. In the early evening of May 20, 2005, however, Giuliani received a letter from Adams Harkness setting forth the Company's request that parties interested in acquiring the Company complete negotiation of a definitive Merger Agreement and related documents and submit their best and final offer by 12:00 Noon Eastern Time on June 3, 2005.

     On May 23, 2005, Naturex advised the Company that, in light of the Company's failure to accept its offer, Mr. Dikansky was canceling a meeting with Dr. Zheng scheduled for May 23, 2005.

     On May 26, 2005, after reviewing the situation with its financial advisors and counsel, Naturex determined to remain engaged in its efforts to acquire the Company by authorizing Thelen Reid to complete negotiation of the definitive Merger Agreement and other transaction documents in sufficient time to enable Naturex to be able to submit its best and final offer on June 3, 2005. On May 26, 2005, Giuliani called Adams Harkness to advise that Naturex would be submitting a best and final offer on June 3, 2005, and that Naturex wished to continue to negotiate the Merger Agreement and related transaction documents, including a Stockholder Agreement with Mr. Koether and parties affiliated with him (the "Koether Stockholders"), and a Consulting Agreement with Mr. Koether.

     Between May 26, 2005 and June 3, 2005, negotiations of a definitive Merger Agreement and related transaction documents were completed.

     On the morning of June 3, 2005, Naturex submitted a letter setting forth its best and final offer, proposing to acquire the Company for $4.30 in cash in a transaction structured as a tender offer followed by a merger, on the terms set forth in the Merger Agreement and transaction documents as negotiated. Naturex also submitted an updated financing commitment letter from Natexis Banques Populaires and other evidence of its ability to finance the acquisition.

     In the late afternoon of June 3, 2005, Naturex was advised that the Company was prepared to accept its offer.

     Also on June 3, 2005, the Conseil D'Administration of Naturex, which exercises powers in the management and affairs of Naturex analogous to the powers exercised by the Board of Directors of an American corporation, adapted resolutions adopting the Merger Agreement, the Stockholder Agreement and related transaction documents and approved the making of the Offer, the Merger and the consummation of the transactions contemplated by the various transaction documents.

     On June 5, 2005, the Company, Naturex and Purchaser executed the Merger Agreement, and Naturex, the Purchaser and the Koether Parties executed the Stockholder Agreement, each effective as of June 6, 2005.

     On the morning of June 6, 2005, Naturex and the Company issued a joint press release announcing the execution of the Merger Agreement and the terms of the proposed acquisition of the Company by Naturex.

     On June 17, 2005, the Purchaser commenced the Offer.

11.  THE TRANSACTION DOCUMENTS.

     THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement.

     THE OFFER. The Merger Agreement provides (i) for the commencement of the Offer as promptly as reasonably practicable and in any event within ten business days of the date of the Merger Agreement and (ii) for the Offer to remain open until the 20th business day after such commencement. The obligation of the Purchaser to accept for payment, and pay for, Shares validly tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition and certain other conditions that are described in Section 15 - "Certain Conditions of the Offer."

     At the Company's request, we will extend the Offer after the Initial Expiration Date for one or more periods not to exceed an aggregate of 20 business days if the Offer Conditions have not been satisfied at the Initial Expiration Date. We expressly reserve the right to waive any Offer Condition, or increase the Per Share Amount payable in the Offer and to make any other changes in the terms and conditions of the Offer. However, without the consent of the Company, we will not (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) reduce the number of Shares subject to the Offer, (iii) impose conditions to the Offer in addition to the Offer Conditions or (iv) change the Offer in a manner adverse to the holders of the Shares.

     Notwithstanding the foregoing, we may, without the consent of the Company
(i) extend the Offer for one or more periods of not more than fifteen business days each beyond the Initial Expiration Date, if, at any scheduled expiration of the Offer, any of the Offer Conditions shall not be satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable to the Offer.

     Subject to the applicable rules of the SEC and the terms and conditions of the Offer, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with applicable Laws. We may extend the Offer after the acceptance of Shares for a further period of time by means of a subsequent offering period ("Subsequent Offering Period") of not more than 20 Business Days to meet the objective that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration of the Offer (as extended), and not withdrawn a number of Shares which, together with Shares then beneficially owned by us and our direct and indirect subsidiaries, represents at least 90% of the then outstanding Shares on a Fully-Diluted Basis.

     THE MERGER. The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company with the Company being the surviving corporation (the "Surviving Corporation"). Following the Merger, the separate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation, wholly-owned by Naturex The Merger is expected to occur as soon as practicable after all conditions of the Merger have been satisfied or waived.

     At the Effective Time, the Certificate of Incorporation and bylaws of the Company immediately in effect prior to the Effective Time will be the Certificate of Incorporation and bylaws of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time and the President and Chief Operating Officer of the Company will be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time and the President and Chief Operating Officer of the Company will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

     Pursuant to the Merger Agreement, each Share then issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock, or owned by Naturex, the Purchaser or Naturex's other direct or indirect subsidiaries, all of which will be cancelled and retired and will cease to exist, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the Section 262 of the DGCL) will be converted into the right to receive the Merger Consideration upon surrender of the Company common stock certificate(s). Stockholders who perfect their dissenters' rights under the DGCL will be entitled to the amounts determined pursuant to the appropriate proceedings required under the DGCL. Between the date of the Merger Agreement and the Effective Time, the Company shall take all necessary action (which shall be effective as of the Effective
Time) to (i) terminate (effective as of the Effective Time) the Company's 1991 and 1997 Stock Option Plans, and use its reasonable efforts to terminate each stock option agreement granted otherwise than under such plans (collectively, the "Company Stock Option Plans"), and (ii) use its reasonable efforts to cancel, as of the Effective Time, each outstanding option to purchase Shares of Company Common Stock granted under the Company Stock Option Plans (each, a "Company Stock Option") that is outstanding and unexercised, whether or not vested or exercisable, as of such date (in each case, without the creation of additional liability to the Company or any Subsidiary).

     As of the Effective Time, each holder of a Company Stock Option cancelled immediately prior to the Effective Time shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of Shares subject to such Company Stock Option, multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes. No holder of a Company Stock Option that has an exercise price per Share that is equal to or greater than the Merger Consideration will be entitled to any payment with respect to such cancelled Company Stock Option before or after the Effective Time.

     Promptly after the Effective Time, the Information Agent will mail to each stockholder of record as of the Effective Time a letter of transmittal and instructions for use in effecting the surrender of the stockholder's stock certificate(s). Upon surrender of such certificate(s) to the paying agent, the stockholder will be entitled to receive the Merger Consideration, without interest, less any required withholding taxes and the certificates so surrendered will be immediately cancelled.

     At and after the Effective Time of the Merger your rights as a stockholder of the Company will terminate, except for the right to surrender your certificates in exchange for the Offer Price per share.

     REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Naturex and the Purchaser, including representations relating to: organization and qualification; certificate of incorporation and bylaws; capitalization of the Company and its subsidiaries; corporate authorization and approvals; no conflicts or consents required in connection with the Merger Agreement; required filings; the Company's SEC documents and financial statements; absence of certain changes or events; absence of litigation; employee benefit plans; property and title to assets; taxes; material contracts; environmental matters; labor and employment matters; compliance with laws and permits; ephedra; information provided by the Company for inclusion in the Offer documents or the
Schedule 14D-9; opinion of Financial Advisor and brokers' fees.

     Pursuant to the Merger Agreement, Naturex and the Purchaser have made customary representations and warranties to the Company, including representations relating to: corporate organization; corporate authorization and no conflicts in connection with the Merger Agreement and required filings and consents; financing; information provided for inclusion in the Offer documents or the Schedule 14D-9 and brokers' fees.

     COMPANY CONDUCT OF BUSINESS COVENANTS. The Merger Agreement provides that, except as expressly permitted therein, from the date of the Merger Agreement until the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its business in the ordinary course of business and in a manner consistent with past practice and will use commercially reasonable efforts to (i) preserve substantially intact the business organization of the Company and its Subsidiaries and preserve current relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any Subsidiary has significant business relationships. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by the Merger Agreement, from the date of the Merger Agreement until the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, do any of the following without the prior written consent of Naturex:

          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant or encumber, or authorize such issuance, sale, pledge, disposition, grant, or encumbrance of:

               (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date of the Merger Agreement and granted under Company Stock Option Plans in effect on the date of the Merger Agreement); or

               (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets;

               (ii) issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances; or

               (iii) enter into or amend any contract or agreement with respect to any matter set forth in the immediately preceding two clauses above, other than in the ordinary course of business and consistent with past practice;

          (f) (i) hire any additional employees other than in the ordinary course of business, except (A) to fill vacancies arising after the date of the Merger Agreement; (B) to hire non-executive employees for the Company's Beijing office; or
                    (C) to meet increased production demand.

               (ii) make any offers to any employee of an employment position other than the employment position he or she currently holds, except for offers of an employment position made in the ordinary course of business and consistent with past practice in connection with the promotion or demotion of any employee of the Company or any of its Subsidiaries who is not a director or officer of the Company;

               (iii) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company;

               (iv) except as set forth in the Company Disclosure Schedule, grant any loan, advance, extensions of credit to current or former employees or forgiveness or deferral of any loans due from any employee, other than any loan, advance or extension of credit to a current employee in circumstances and in amounts consistent with past practice, in any event not to exceed $10,000 for any one employee and $25,000 in the aggregate;

               (v) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of the Merger Agreement for the benefit of any director, officer or employee except as required by this Agreement or the Transactions contemplated hereby, or as required by ERISA, the Code or to otherwise comply with applicable Law;

               (vi) grant any equity or equity based awards (provided that equity awards may be transferred in accordance with the applicable plan document or agreement);

          (g) enter into, amend or modify in any material respect, or consent to the termination of, any Material Contract, or amend, waive or modify in any material respect, or consent to the termination of, the Company's or any Subsidiary's rights thereunder other than in the ordinary course of business consistent with past practice;

          (h) fail to make in a timely manner any material filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

          (i) change any Tax election, annual tax accounting period, or method of tax accounting, file amended Tax Returns or claims for Tax refunds by the Company or its Subsidiaries, enter into a closing agreement relating to Taxes or any settlement of any Tax claim, audit or assessment;

          (j) make any changes in its accounting methods, principles or practices currently in effect, except as required by changes in GAAP or by Regulation S-X under the Exchange Act, in each case as concurred in by its independent public accountants;

          (k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

          (l) except as required by applicable Law or GAAP, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notices or accounts receivable in any material manner; or

          (m) authorize, agree or commit to do any of the foregoing.

     STOCKHOLDERS' MEETING. The Merger Agreement provides that if required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board, shall (i) in accordance with applicable Law and the Company's Certificate of Incorporation duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger (the "Stockholders' Meeting") and
(ii) (A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Naturex, the unanimous recommendation of the Company Board (except for the abstention of Paul O. Koether and any other Company Board members designated by Naturex and Purchaser in accordance with the Merger Agreement) that the stockholders of the Company, if required, approve and adopt the Merger Agreement and the Merger and (B) use its best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Naturex and Purchaser shall cause all Shares then beneficially owned by them and their affiliates to be voted in favor of the approval and adoption of the Merger Agreement and the Merger.

     Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

     PROXY STATEMENT. If approval of the Company's stockholders is required by applicable Law to consummate the Merger, promptly following consummation of the Offer, the Company shall file a proxy statement or information statement under
Section 14 of the Exchange Act (the "Proxy Statement") with the SEC, and shall use its best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable.

     COMPANY BOARD REPRESENTATION. Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected or appointed as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors, or both.

     Following the election of designees of Purchaser as described, prior to the Effective Time, any (i) amendment of the Merger Agreement or the Certificate of Incorporation or By-laws of the Company or any Subsidiary, (ii) termination of the Merger Agreement by the Company, (iii) extension by the Company of the time for the performance of any of the obligations or other acts of Naturex or Purchaser, (iv) recommendation to the Company stockholders or any modification or withdrawal of any such recommendation in connection with the Merger Agreement or the Transactions or (v) waiver of any of the Company's rights under the Merger Agreement, in each case, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or any Subsidiary.

     NO SOLICITATION OF TRANSACTIONS. The Company shall not, and the Company shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly (i) solicit, knowingly encourage or initiate any inquiries for the making of any proposal or offer (including any proposal or offer to its stockholders) that constitutes, or could reasonably be expected to lead to, any Competing Transaction (as defined below) (each such proposal or offer an "Acquisition Proposal"); (ii) participate in discussions or negotiations with, or disclose or provide any non-public information relating to the Company or its Subsidiaries to, or afford access to any of the properties, books or records of the Company or its Subsidiaries to, any Person with respect to an Acquisition Proposal; (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction; (iv) grant any waiver or release under any standstill or similar agreement by any Person who has made an Acquisition Proposal or (v) authorize or direct any Representative of the Company or any of its Subsidiaries to take any such action.

     Notwithstanding anything to the contrary in the foregoing, before the time of acceptance for payment of Shares pursuant to the Offer, the Company Board may furnish information to, and enter into discussions with, a Person who has made a bona fide, written Acquisition Proposal, but only if (i) such Acquisition Proposal was made after the date of the Merger Agreement and none of the Company, its Subsidiaries and their Representatives has violated any of the restrictions described in this subsection, (ii) the Company Board has determined in good faith after consultation with outside legal counsel and a financial advisor that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below) and that, in light of such proposal, the failure to furnish information or enter into discussions could reasonably be inconsistent with its fiduciary duties to the Company's stockholders under applicable law and (iii) such person shall have executed a confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement may permit such person to share evaluation material with its financing sources.

     If the Company Board determines, in its good faith judgment prior to the time of the acceptance for payment of Shares pursuant to the Offer and after consulting with outside legal counsel, that the failure to make a change in the Company Tender Recommendation by the Company Board or any committee thereof in a manner adverse to Naturex or Purchaser (a "Change in the Company Recommendation") could reasonably be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law, then, notwithstanding anything in the above to the contrary, the Company Board may make a Change in the Company Recommendation and/or recommend a Superior Proposal, and the Company may enter into any agreement otherwise prohibited by the above in connection with the termination of the Merger Agreement, in accordance with the terms of the Merger Agreement; provided, however, that no such Change in the Company Recommendation or recommendation of a Superior Proposal may be made until after the third Business Day following Naturex's receipt of written notice from the Company (an "Adverse Recommendation Notice") (i) advising Naturex that the Board of Directors has received a Superior Proposal, (ii) advising that the Board of Directors intends to make such Change in the Company Recommendation or recommendation of a Superior Proposal, and (iii) containing all information required by Section 6.05(c) of the Merger Agreement, together with copies of any written offer or proposal in respect of such Superior Proposal. Any disclosure that the Company Board may be compelled to make with respect to an Acquisition Proposal or otherwise in order to comply with its fiduciary duties under applicable Law or Rule 14d-9 or 14e-2 under the Exchange Act will not constitute a violation of the Merger Agreement.

     A "Competing Transaction" means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange for 35% of any class of equity securities of the Company, business combination, recapitalization, liquidation, dissolution or other similar transaction (including any so-called merger-of-equals and whether or not the Company is the entity surviving any such transaction) involving the Company or any Subsidiary,
(ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company or of any Subsidiary, (iii) any sale, exchange, transfer or other disposition in which the Company or any Subsidiary participates and which results in any person beneficially owning more than 35% of any class of equity securities of the Company or of any Subsidiary or (iv) any transaction or series of transactions, including a tender offer or exchange offer, that, if consummated, would result in any person beneficially owning more than 35% of any outstanding class of equity securities of the Company.

     A "Superior Proposal" means a written offer (in its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Competing Transaction, the effect of which would be that the stockholders of the Company would beneficially own less than 50% of the capital stock of the combined or ongoing entity and which the Company Board determines, in its good faith judgment (after consulting with its financial advisor) and taking into account all relevant legal, financial, regulatory and other aspects of the offer that it deems relevant, to be more favorable to Company stockholders than the Offer and Merger.

     EMPLOYEE BENEFITS MATTERS. From and after the Effective Time and until December 31 of the calendar year in which the Effective Time occurs, employees of the Company and its Subsidiaries will be offered participation in employee benefit plans, programs, policies and arrangements that are no less favorable in the aggregate to those provided under the applicable employee benefit plans, programs, policies and arrangements of the Company and its Subsidiaries in effect at the Effective Time (collectively, "Current Plans"). However, notwithstanding the foregoing, Naturex or its subsidiaries will not be (i) obligated to continue any particular Current Plan after the Effective Time or to maintain in effect any particular Current Plan or any level or type of benefits;
(ii) obligated to provide any employee of the Company or any Subsidiary with any equity compensation pursuant to any equity compensation plans, programs or arrangements sponsored or provided by Naturex or any of its Subsidiaries or affiliates for the benefit of its employees or (iii) prohibited from making any changes to any Current Plan.

     Naturex will cause the Company and the Subsidiaries to credit each employee of the Company and the Subsidiaries as of the Effective Time with such number of unused vacation days and other paid time off accrued by each employee with the Company and the Subsidiaries prior to the Effective Time in accordance with the Company's personnel policies applicable to such employees on the date hereof. However, Naturex may, in its sole discretion and to the extent permitted by applicable law, require that such vacation and other paid time off be taken by the employee prior to June 30, 2006.

     Employees of the Company and its Subsidiaries will receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its U.S. affiliates for service accrued prior to the Effective Time with the Company or any Subsidiary to the extent such employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any Subsidiary under comparable plans immediately prior to the Effective Time. However, such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

     With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Naturex or its Subsidiaries ("Naturex Welfare Benefit Plans") in which an employee of the Company or the Subsidiaries may be eligible to participate on or after the Effective Time, Naturex will use commercially reasonable efforts to cause its insurance carrier to waive any limitations on benefits relating to pre-existing conditions (if any) with respect to participation and coverage requirements applicable to employees of the Company and its Subsidiaries under Naturex Welfare Benefit Plans to the same extent such limitations are waived under any comparable U.S. plan of Naturex or its Subsidiaries and will, to the extent permitted under the applicable plans, recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its Subsidiaries in the calendar year in which the Effective Time occurs.

     DIRECTORS' AND OFFICERS' INDEMNIFICATION; INSURANCE. The Merger Agreement provides that the By-laws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company (collectively, "Indemnified Directors/Officers"), unless such modification shall be required by law. All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the Indemnified Directors/Officers as provided in any written indemnification contract or agreement with the Company or any Subsidiary in effect on the date of this Agreement will be assumed by the Surviving Corporation as of the Effective Time and will continue in full force and effect in accordance with their terms and will not be amended, repealed, terminated or otherwise modified (except as required by Law) for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Directors/Officers. Naturex has unconditionally guaranteed the obligations of the Surviving Corporation described above.

     The Company has agreed to purchase and maintain in effect for a period of six years after the Effective Time an insurance policy covering Company directors' and officers' liability for actions and omissions arising before the Effective Time that provides $2 million of coverage on terms reasonably acceptable to the directors of the Company. However, the cost thereof to the Company shall not exceed $200,000, and any amount in excess thereof may be paid by the officers and directors pro rata in their discretion.

     FURTHER ACTION; REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions of the Agreement, each of the parties agreed to (i) make promptly its respective filings, and thereafter make any other required submissions, under any applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger.

     However, neither Purchaser nor Naturex will be required by the above provisions to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of Purchaser, Naturex, the Company or any of their respective Subsidiaries or (ii) limits Naturex's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Naturex's or its affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to the Merger Agreement shall use their reasonable best efforts to take all such action.

     TAKEOVER STATUTE. If any "fair price," "moratorium," "control share acquisition," "interested stockholder," "business combination" or other similar anti-takeover statute or regulation (including, without limitation, the business combination provisions of Section 203 of the DGCL) (each a "Takeover Statute") shall become applicable to the transactions contemplated and described hereby, the Company and the members of the Board of Directors of the Company, subject to its fiduciary duties, shall grant such approvals and take such actions as are reasonably necessary to the extent practicable so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.

     CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

          (a) if required, the Company shall have obtained the Company Stockholder Approval in accordance with, and to the extent required by, the DGCL and the Company's Certificate of Incorporation.

          (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an "Order") which is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger.

          (c) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

     TERMINATION. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time by action duly taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite approval and adoption of the Merger Agreement by the stockholders of the Company, as follows:

          (a) if no Shares have been accepted for payment pursuant to the Offer, by mutual written consent of Naturex and the Company duly authorized by the Boards of Directors of Naturex and the Company;

          (b) if no Shares have been accepted for payment pursuant to the Offer, by Naturex if a Company Triggering Event (as defined below) shall have occurred;

          (c) if no Shares have been accepted for payment pursuant to the Offer, by the Company if the Company Board determines to accept a Superior Proposal;

          (d) by Naturex if due to a failure to satisfy any Offer Condition, including the Minimum Condition, Purchaser shall have:

               (i) terminated the Offer without having accepted any Shares for payment thereunder; or

               (ii) failed to accept Shares for payment pursuant to the Offer within 60 days following the commencement of the Offer,

          unless such action or inaction under (i) or (ii) shall have been caused by or resulted from the failure of Naturex or Purchaser to perform, in any material respect, any of their covenants or agreements contained in this Agreement or the material breach by Naturex or Purchaser of any of their representations or warranties contained in the Merger Agreement;

          (e)  by the Company, if Purchaser shall have:

               (i) terminated the Offer without having accepted any Shares for payment thereunder; or

               (ii) failed to accept Shares for payment pursuant to the Offer within 60 days following the commencement of the Offer,

          unless such action or inaction under (i) or (ii) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the material breach by the Company of any of its representations or warranties contained in the Merger Agreement; or

          (f) if no Shares have been accepted for payment pursuant to the Offer, by either Naturex or the Company if the Effective Time shall not have occurred on or before October 15, 2005; provided, however, that the right to terminate the Merger Agreement described in this claim shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

     A "Company Triggering Event" shall be deemed to have occurred if:

               (i) a Change in Company Recommendation shall have occurred or the Company Board shall have resolved to make a Change in Company Recommendation;

               (ii) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction or shall have publicly announced it intends to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction;

               (iii) the Company shall have failed to include in the Schedule
                    14D-9 the recommendation of the Company Board in favor of holders of Shares accepting the Offer and tendering their Shares in the Offer;

               (iv) a tender offer or exchange offer for the outstanding shares of capital stock of the Company is commenced (other than pursuant to the Transactions), and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders; or

               (v) the Company Board, upon request of Naturex following receipt of a proposal or offer for a Competing Transaction, fails to reaffirm the approval or recommendation of the Offer, the Merger and this Agreement within five Business Days after such request. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval thereof:

     FEES AND EXPENSES. Under the Merger Agreement, the Company agrees that:

               (i) (A) if Naturex shall terminate the Merger Agreement pursuant to clause (b) described above under the - "Termination" subsection; or

                    (B) if the Company shall terminate the Merger Agreement pursuant to clause (c) described above under - "Termination" subsection; or

                    (C) Naturex shall terminate the Merger Agreement pursuant to clause (d) described above under - "Termination" subsection; and

               (ii) within twelve months after such termination, the Company enters into an agreement for a Competing Transaction or a Competing Transaction is consummated;

then upon such termination and under the circumstances described in clause (ii) immediately, above, upon the execution of an agreement for, and the consummation of, a Competing Transaction, the Company shall pay to Naturex a fee of $750,000.

     THE STOCKHOLDER AGREEMENT

     The following is a summary of the material provisions of the Stockholder Agreement, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Stockholder Agreement, which is incorporated by reference herein. Capitalized terms used in this Section and not otherwise defined have the meanings assigned to them in the Stockholder Agreement.

     In connection with the execution of the Merger Agreement, Naturex and the Purchaser entered into the Stockholder Agreement with the Koether Stockholders, which collectively beneficially own an aggregate of approximately 37.4% of the Shares issued and outstanding on a fully diluted basis.

     Pursuant to the Stockholder Agreement, each Koether Stockholder has agreed
(i) to validly tender, as promptly as possible but no later than the tenth business day following commencement of the Offer, all of the Shares that it beneficially owns into the Offer (except that any Shares held in the name of a brokerage firm or similar agent or intermediary shall be tendered not later than five business days prior to the initial scheduled expiration date of the Offer) and (b) not withdraw or cause to be withdrawn any of such entity's Shares so tendered unless the Offer is terminated or has expired without the Purchaser purchasing all Shares validly tendered in the Offer.

     Pursuant to the Stockholder Agreement, Mr. Koether agreed to resign as director of the Company if requested to do so by the Company in connection with the Company's obligations under the Merger Agreement described under subsection "Additional Agreements - Company Board Representation" above.

     In addition, each Koether Stockholder has agreed that it will vote all Shares held of record by such entity (or take such other similar action) in favor of the transactions contemplated by Stockholder Agreement and the Merger Agreement, if required to or requested to do so by Naturex or the Purchaser.

     The Stockholder Agreement terminates upon the earlier of (i) any termination of the Merger Agreement and (ii) the acceptance for payment of the Shares in the Offer.

     CONSULTING AGREEMENT WITH MR. KOETHER

     The following is a summary of the material provisions of the Consulting Agreement, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Consulting Agreement, which is incorporated by reference herein. Capitalized terms used in this Section and not otherwise defined have the meanings assigned to them in the Consulting Agreement.

     Concurrently with the execution and delivery of the Merger Agreement, the Company entered into an consulting agreement (with a three-year term commencing on the termination of Mr. Koether's employment with the Company following a Change of Control) (the "Consulting Agreement"). Under the Consulting Agreement, Mr. Koether will serve as consultant to the Company (on an independent contractor basis) and will have duties and responsibilities consistent with his present status with the Company, as the Company will determine from time to time. Mr. Koether will generally continue receiving substantially similar benefits as he received from the Company immediately prior to the signing of the Merger Agreement (including participation in existing benefit plans, reimbursement of expenses and use of an automobile) and an annual consulting fee of $100,000.

     Mr. Koether will not at any time during the term of the Consulting Agreement or thereafter disclose confidential information relating to the Company and its business.

     The Consulting Agreement also provides that during its term, Mr. Koether shall not (i) engage, directly or indirectly, in (a) the nutraceutical business,
(b) the businesses currently conducted by the Company or any of its subsidiaries or affiliates or (c) any business similar to the business currently being conducted by the Company or any of its subsidiaries or affiliates, including, but not limited to, the manufacture and sale of botanical extracts, flavors and fragrances (x) within 100 miles of any of the facilities of the Company, any of its subsidiaries or affiliates or the U.S. subsidiaries of Naturex, (y) anywhere else in the United States or (z) anywhere else in the world for sale or distribution of goods into the United States, (ii) engage, directly or indirectly, in any way in the solicitation of employees or independent contractors of the Company or its subsidiaries or affiliates in connection with any job, venture or other employment opportunity of any nature, (iii) interfere in any material way, directly or indirectly, whether for his own account or for the account of any other person, firm, corporation or other business organization, with the Company's relationship with, or endeavor to entice away from the Company, any person, firm corporation or other entity who or which was an executive employee, consultant, distributor, agent, contractor, supplier, source of material and/or product or customer of, the Company or (iv) engage, directly or indirectly, with Dr. QunYi Zheng or any of his affiliates in activities that are competitive with the activities of the Company or any of its subsidiaries or affiliates.

     For purposes of the above provisions, Mr. Koether will be deemed to be directly or indirectly engaged in a business or activity if he participates in such business or activity as a material proprietor, partner, joint venturer, stockholder, director, officer, manager, employee, consultant, advisor or agent or if he controls such business or entity. Notwithstanding the foregoing, Mr. Koether will not be deemed a stockholder merely by reason of holding less than five percent (5%) of the outstanding equity of any publicly-owned corporation (unless Mr. Koether is in a control position with regard to such corporation).

     CONFIDENTIALITY AGREEMENT

     The following is a summary of the material provisions of the Confidentiality Agreement dated February 15, 2005 between Naturex, Inc., a subsidiary of Naturex, and the Company, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Confidentiality Agreement.

     The Confidentiality Agreement, dated February 15, 2005 (the
"Confidentiality Agreement") between Naturex Inc. and the Company contains customary provisions pursuant to which, among other matters, Naturex Inc. agreed to keep confidential all confidential information concerning the Company furnished to it and its Representatives, and except with the prior written consent of the Company, not to disclose the fact that discussions or negotiations have or are taking place concerning a possible transaction involving the parties or the status thereof.

     Naturex Inc. agreed for a period of one year from the date of the Confidentiality Agreement it would not solicit the employment of or hire any employee of the Company with whom Naturex Inc. had contact or who became known to Naturex Inc. in connection with its consideration of the possible transaction.

     Additionally, Naturex Inc. agreed that, for a period of eighteen months from the date of this agreement (the "Standstill Period"), unless specifically invited in writing by the Company, neither Naturex Inc. nor any of its Representatives, acting on Naturex Inc.'s behalf, will in any manner, directly or indirectly, (a) other than through a confidential offer directed to the Company, effect or seek, offer or propose to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company; (ii) any tender or exchange offer, merger or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the other party; (b) from, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended) with respect to the Company; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (d) take any action that might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussion or arrangements with any third party with respect to any of the foregoing. Notwithstanding the foregoing, if during the Standstill Period, any third party shall publicly announce and thereafter commence a tender or exchange offer which, if consummated, would give such third party ownership of 50% or more of the outstanding shares of the Company (a "Third Party Offer"), Naturex Inc. shall be entitled to commence a tender offer (a "Competing Offer") for at least the same number of shares (provided that the Competing Offer provides for a second-step merger yielding a blended purchase price per share which is at least equal to the purchase price per share offered by the third party in the Third Party Offer and in any subsequent second-step merger or acquisition transaction if one is proposed by such third party) and to purchase shares pursuant to such Competing Offer.

12.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

     PURPOSE OF THE OFFER. The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful intends to consummate the Merger as promptly as practicable.

     The Company Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the Company's stockholders for their approval. The Company has agreed to obtain stockholder approval of the Merger Agreement and the Merger, if required, by written consent as promptly as practicable and to promptly prepare and file with the SEC an information statement relating to the Merger and the Merger Agreement and cause the information statement to be mailed to its stockholders; provided, that the Company may elect to obtain such stockholder approval by causing a meeting of the stockholders to be held in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting.

     If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement either by written consent or at a duly convened stockholders' meeting called by the Company Board as noted above without the affirmative vote of any other stockholder. The Purchaser has agreed to vote for or enter into a written consent with respect to all Shares acquired by the Purchaser in the Offer to cause the approval of the Merger.

     If the Purchaser acquires at least 90% of the then issued and outstanding Shares pursuant to the Offer, the Purchaser intends to consummate the Merger as a "short-form" merger pursuant to Section 253 of the DGCL without the need of a stockholder meeting and without the approval of the Company's stockholders. The Merger Agreement provides that upon consummation of the Merger, the Purchaser will be merged with and into the Company and that the certificate of incorporation and by-laws of the Purchaser will be the certificate of incorporation and by-laws of the Surviving Corporation following the Merger; provided that the name of the Surviving Corporation will be "Pure World, Inc." Upon consummation of the Merger and at the Effective Time, the Company, as the Surviving Corporation, will become an indirect wholly-owned subsidiary of Naturex.

     The Offer does not constitute a solicitation of proxies for any meeting of the Company's stockholders. Any such solicitation which Naturex might take would be made only pursuant to separate proxy materials complying with the requirements of the Exchange Act.

     STATE TAKEOVER LAWS. Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to purchase 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder unless, among other things, prior to the time the interested stockholder became such, the Board of Directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company Board has approved the Offer, the Merger, the Merger Agreement and the Stockholder Agreement and the transaction contemplated thereby for the purposes of Section 203 of the DGCL.

     APPRAISAL RIGHTS. Under the DGCL, holders of Shares do not have dissenters' rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company will have the right to dissent and demand appraisal of their Shares under Section 262 of the DGCL. Dissenting stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights available under the DGCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL.

     GOING PRIVATE TRANSACTIONS. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one (1) year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

     PLANS FOR THE COMPANY. Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, Naturex currently intends to seek maximum representation on the Company Board, subject to the requirement in the Merger Agreement that certain actions require the concurrence of a majority of the Directors of the Company then in office who were neither designated by the Purchaser or are employees of the Company or any Subsidiary. The Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

     Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Naturex will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing to integrate the Company into Naturex's structure and operations. Thereafter, Naturex intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Naturex's existing business and operations and to achieve a certain economies of scale in its operations. Following the consummation of the Merger, we intend to cause the Company's Shares to cease to be authorized or to be quoted on the Nasdaq Small-Cap Market and to terminate the registration of the Shares pursuant to Section 12(g)(4) of the Exchange Act.

     Except as set forth in this Offer to Purchase, the Purchaser and Naturex have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its Subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its Subsidiaries, (iii) any change in the Board of Directors of the Company or management of the Company, or (iv) any material change in the Company's capitalization or dividend policy.

13.  CERTAIN EFFECTS OF THE OFFER.

     MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

     STOCK QUOTATION. The Shares are listed on the Nasdaq Small-Cap Market. According to the published guidelines of the Nasdaq Small-Cap Market, the Shares might no longer be eligible for listing on the Nasdaq Small-Cap Market if, among other things, either (1) the number of publicly held Shares falls below 50,000, the number of round lot holders falls below 30, the aggregate market value of the publicly held Shares falls below $1,000,000, the minimum bid price for Shares falls below $1.00 per Share, there are less than two registered and active market makers providing quotations for the Shares, or all three of the following occur: the stockholders' equity in the Company falls below $2,500,000, the market value of the Shares is less than $35,000,000, and the net income from the latest fiscal year or two of the last three years is less than $500,000.

     If the Shares cease to be listed on the Nasdaq Small-Cap Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors. Naturex cannot predict whether the reduction in the number of Shares that might otherwise trade publicly, if any, effected by the Offer would have an adverse or beneficial effect on the market price for or the marketability of the Shares or whether it would cause future market prices to be greater or less than the price per Share to be paid in the Merger.

     MARGIN REGULATIONS. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on the NSCM. Naturex and the Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14.  DIVIDENDS AND DISTRIBUTIONS.

     As discussed in Section 11 - "The Transaction Documents," the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of Naturex, the Company will not, and will not allow its Subsidiaries to, declare, set aside for payment or pay any dividend or make any other actual, constructive or deemed distribution (whether in cash, stock or property or any combination thereof) in respect of any of its Shares or any other capital stock.

15.  CERTAIN CONDITIONS OF THE OFFER.

     For purposes of this Section 15, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or payment for, any Shares tendered in the Offer, and may amend, extend or terminate the Offer (in each case, in accordance with the Merger Agreement), if
(i) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement) the Minimum Condition shall not have been satisfied, or (ii) prior to the Initial Expiration Date, any of the following events shall occur:

          (a) there shall be pending against Purchaser or Naturex any action, suit or proceeding (hereinafter, an "Action") brought by a Governmental Authority (i) challenging or seeking to make illegal, materially delay, make materially more costly or otherwise, directly or indirectly, restrain or prohibit, the making of the Offer, the acceptance for payment of any Shares by Naturex, Purchaser or any other Affiliate of Naturex, or the consummation of the Transactions or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as a whole, or in relation to the amount to be paid by Parent and Purchaser for all of the Shares on a Fully-Diluted Basis, (ii) seeking to restrain, enjoin or otherwise prohibit or prevent the Transactions, (iii) seeking to prohibit or impose any material limitations on Parent's, the Purchaser's or any of their respective Affiliates' ownership, operation or effective control of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole, (iv) requiring divestiture by the Purchaser or any of its Affiliates of any Shares or current material business or material assets (including, without limitation, any material business or material assets of the Company or any of its Subsidiaries) which is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect; or (v) seeking to impose material limitations on the ability of Parent or the Purchaser effectively to acquire or hold, or to exercise full rights of ownership of, the Shares including the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company;

          (b) any Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or preventing the Transactions and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

          (c) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable by a Governmental Authority to (i) Parent, the Company or any Subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

          (d) any Company Material Adverse Effect shall have occurred since the date of this Agreement;

          (e) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (ii) any limitation (whether or not mandatory) by any Governmental Authority on the extension of credit by banks or other lending institutions which materially and adversely affects the ability of Parent and Purchaser to consummate the Transactions;

          (f) it shall have been publicly disclosed, or Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of

50% or more of the then outstanding Shares has been acquired after the date hereof by any Person, other than Parent or any of its affiliates;

          (g) the representations and warranties of the Company in the Agreement shall not be true and correct as of the date of such determination (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time) except for such failures of representations or warranties to be true and correct which, in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect;

          (h) the Board of Directors of the Company (or a special committee thereof) (i) shall have withdrawn, modified or changed in a manner adverse to the Parent and the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, this Agreement or the Merger, or approved or recommended any Competing Transaction or any other acquisition of Shares other than the Offer and the Merger; or (ii) fails to reconfirm the Company Tender Recommendation within five (5) Business Days after receipt of a request by the Parent or the Purchaser; provided that any such request may be made only one time within five (5) Business Days after notice of any of the following events (as any of the following events may occur from time to time): (A) receipt by the Company of a proposal or offer for a Competing Transaction, (B) any material change to an existing proposal or offer for a Competing Transaction, (C) a public announcement of any transaction to acquire a material portion of the Company Common Stock by a Person other than the Purchaser, the Parent or any of their Subsidiaries or Affiliates other than an existing Acquisition Proposal, and (D) any extension of the Offer.

          (i) the Company shall have breached or failed to perform in any material respect any obligation or to comply in any material respect with any material agreement or material covenant of the Company required to be performed or complied with by it under the Agreement prior to such determination;

          (j) the Agreement shall have been terminated in accordance with its terms; or

          (k) Purchaser and the Company shall have agreed that Purchaser shall terminate the offer or postpone the acceptance for payment of Shares thereunder.

16.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     GENERAL. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Naturex as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions as contemplated by the Merger. See Section 15 - "Certain Conditions of the Offer."

     LEGAL PROCEEDINGS. The Purchaser is not aware of any pending legal proceeding relating to the Offer.

     STATE TAKEOVER STATUTES. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless: (i) prior to the time such person became an interested stockholder, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in such person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to the date such person became an interested stockholder, the business combination is approved by the Board of Directors of the corporation and authorized at a meeting of the stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The Company Board approved for purposes of Section 203 the entering into by the Purchaser, Naturex and the Company of the Offer, the Merger and the Merger Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action so that Section 203, with respect to the Company, will not be applicable to Naturex and the Purchaser by virtue of such actions. In addition, the Company Board approved for purposes of Section 203 the entering into of the Stockholder Agreement by the Purchaser, Naturex and the Koether Stockholders and the transactions contemplated thereby and has taken all appropriate action so that Section 203 with respect to the Company, will not be applicable to Naturex and the Purchaser by virtue of such action.

     The foregoing description of Section 203 does not purport to be complete and is qualified in its entirety by reference to the provisions of Section 203 in the DGCL.

     A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. To the extent that these state takeover statutes purport to apply to the Offer or to the Merger, we believe that those laws conflict with the U.S. federal law and are an unconstitutional burden on interstate commerce.

     In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In GRAND METROPOLITAN PLC V. BUTTERWORTH, a Federal District Court in Florida held that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Except as described herein, we have not attempted to comply with any state takeover statutes in connection with this Offer or the Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. If it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15 - "Certain Conditions of the Offer."

     OTHER DELAWARE LAW. The Merger also would need to comply with other applicable procedural and substantive requirements of Delaware law. Several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders,

Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties.

17.  FEES AND EXPENSES.

     Giuliani and Canec International have acted as financial advisors to Naturex in connection with the proposed acquisition of the Company and Giuliani is acting as the Dealer Manager in connection with the Offer. Naturex has agreed to pay Giuliani and Canec International customary compensation for their services as financial advisors and will reimburse Giuliani and Canec International for certain reasonable expenses. Naturex and the Purchaser have agreed to indemnify Giuliani against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     Naturex and the Purchaser have retained Georgeson Shareholder Communications Inc. to be the Information Agent and American Stock Transfer and Trust Company to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

     The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

     Neither Naturex nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.  MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF NATUREX OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7 - "Certain Information Concerning the Company" above.

NATUREX ACQUISITION CORP.
June 17, 2005

                                   SCHEDULE I

          DIRECTORS AND EXECUTIVE OFFICERS OF NATUREX AND THE PURCHASER

     1. DIRECTORS AND OFFICERS OF NATUREX. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for each director and executive officer of Naturex for at least the past five (5) years. If no business address is given, the director's or officer's address is Site D'Agroparc Montfavet, B.P. 1218, F-84911 Avignon Cedex, France. Unless stated otherwise, each person is a citizen of the French Republic.

                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND BUSINESS ADDRESS        FIVE YEAR EMPLOYMENT HISTORY
-------------------------        -----------------------------------------------

Jacques Dikansky                 President, Chief Executive Officer and Chairman
                                 of the Board of Directors, Naturex S.A.;
                                 President and Director, Naturex Inc.

Thierry Lambert                  Chief Financial Officer, Vice President and
                                 Director, Naturex S.A.; Vice President and
                                 Director, Naturex Inc.

Stephane Ducroux                 Director, Naturex S.A.; Vice President of Sales
     300 Waverly Ave             and Operations of Naturex, Inc. (since January
     Mamaroneck, NY 10543        1, 2001); sales representative of Naturex in
                                 the United Kingdom (March 1, 2000-December 31,
                                 2000)

     2. DIRECTORS AND OFFICERS OF PURCHASER. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for each director and executive officer of Purchaser. All directors and officers listed below are citizens of the French Republic and assumed such positions on June 2, 2005. The business address for the directors and officers is Site D'Agroparc Montfavet, B.P. 1218, F-84911 Avignon Cedex, France.

                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND BUSINESS ADDRESS        FIVE YEAR EMPLOYMENT HISTORY
-------------------------        -----------------------------------------------

Jacques Dikansky                 President, Chief Executive Officer and Director
                                 of Naturex Acquisition Corp.; Chief Executive
                                 Officer, President and Chairman of the Board of Directors, Naturex S.A.; President and
                                 Director, Naturex Inc.

Thierry Lambert                  Vice President and Director of Naturex
                                 Acquisition Corp.; Chief Financial Officer,
                                 Vice President and Director, Naturex S.A.; Vice
                                 President and Director, Naturex Inc.

Stephane Ducroux                 Director, Naturex Acquisition Corp; Director,
     300 Waverly Ave             Naturex S.A.; Vice President of Sales and
     Mamaroneck, NY 10543        Operations of Naturex, Inc. (since January 1,
                                 2001); sales representative of Naturex in the
                                 United Kingdom (March 1, 2000-December 31,
                                 2000)

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                     The Depositary for the Tender Offer is:


                     AMERICAN STOCK TRANSFER & TRUST COMPANY


 BY MAIL OR OVERNIGHT    BY FACSIMILE TRANSMISSION:            BY HAND:
       COURIER::         (FOR ELIGIBLE INSTITUTIONS
                                    ONLY):

American Stock Transfer    American Stock Transfer     American Stock Transfer
   & Trust Company             & Trust Company             & Trust Company
     59 Maiden Lane         Attn: Reorganization           59 Maiden Lane
  New York, NY 10038             Department                  Plaza Level
                               (718) 234-5001            New York, NY 10038

          Or

American Stock Transfer
   & Trust Company
   6201 15th Avenue
  Brooklyn, NY 11219


     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                             GEORGESON SHAREHOLDER
                            a Computershare company
                           17 State Street, 10th Floor
                               New York, NY 10004
                        Banks and Brokers: (212) 440-9800
                    All Others Call Toll Free: (866) 357-4028


                      THE DEALER MANAGER FOR THE OFFER IS:

                           GIULIANI CAPITAL ADVISORS
                                 5 Times Square
                               New York, NY 10036